Exhibit 10.53

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of February 24, 2006 (this “Amendment”), among JARDEN CORPORATION, a Delaware corporation (the “Borrower”) and Canadian Imperial Bank of Commerce (“CIBC”), as Administrative Agent (as defined below), on behalf of each Lender executing a Lender Consent (as defined below), amends certain provisions of the CREDIT AGREEMENT, dated as of January 24, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the L/C Issuers (each as defined therein) party thereto from time to time, CIBC, as administrative agent for the Lenders and the L/C Issuers (in such capacity, and as agent for the Secured Parties under the Collateral Documents, together with its successors in such capacity, the “Administrative Agent”), CITICORP USA, INC., as syndication agent for the Lenders and the L/C Issuers, and BANK OF AMERICA, N.A., NATIONAL CITY BANK OF INDIANA and SUNTRUST BANK, as co-documentation agents for the Lenders and L/C Issuers. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower desires to increase the amount of repurchases of its common stock permitted under Section 7.07(h) (Restricted Payments) from $60,000,000 to $186,000,000; and

WHEREAS, the Borrower desires to increase the amount of Indebtedness permitted to be incurred under Factoring Arrangements; and

WHEREAS, the Borrower desires to modify the Total Leverage Ratio and Senior Leverage Ratio covenants set forth in Section 7.13 (Financial Covenants); and

WHEREAS, pursuant to Section 10.01(a) (Amendments, Etc.) of the Credit Agreement, the consent of the Required Lenders is required to effect the amendments set forth herein;

WHEREAS, each Lender party to a Lender Consent (collectively constituting the Required Lenders) (the “Consenting Lenders”) and the Administrative Agent agree, subject to the limitations and conditions set forth herein, to amend or otherwise modify the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Certain Amendments to the Credit Agreement. As of the Effective Date:

(a) Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by inserting the following definitions in such Section 1.01 in the appropriate place to preserve the alphabetical order of the definitions in such Section 1.01 (and the following definitions shall replace in their entirety existing definitions for the corresponding terms in such Section 1.01):

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries for any fiscal year, (i) Consolidated EBITDA for such period (including therein any net gain or loss, as applicable, of an extraordinary nature otherwise excluded from the calculation thereof in the definition of “Consolidated Net Income” and excluding the pro forma historical results of operations of Persons acquired in connection with Permitted Acquisitions prior to the date of the acquisition thereof by the Borrower or its Subsidiaries), plus, without duplication, (ii) the cash provided by changes in Consolidated Working Capital of the Borrower during such period, as reflected on the Borrower’s statement of cash flows, minus, without duplication, (iii) the cash used by changes in Consolidated Working Capital of the Borrower during such period, as reflected on the Borrower’s statement of cash flows; (B) Capital Expenditures for such period; (C) Consolidated Fixed Charges for such period; (D) cash payments made during such period constituting all or part of any Prior Acquisition Earn-Out or any Permitted Acquisition Earn-Out; (E) the amount of any pension contributions paid in cash during such period; (F) the amount of any Environmental Liabilities paid in cash during such period; (G) the amount of any litigation settlement payments made in cash during such period; (H) in the case of the 2005 and 2006 fiscal years of the Borrower, the amount of cash Permitted Restructuring Charges during such period that are paid or accrued in an aggregate amount not to exceed $45,000,000 in the aggregate for such periods; (I) taxes paid in cash during such period, (J) the aggregate amount of any optional prepayments made by the Borrower pursuant to Section 2.06 (Prepayments) hereof during such period, the aggregate amount of any optional prepayments of Local Term Loans made by each Local Borrower pursuant to the applicable Local Credit Facility during such period, the aggregate amount of prepayments made in connection with required reductions of the Aggregate Revolving Credit Commitment during such period, the aggregate amount of mandatory prepayments of principal of the Term Loan during such period and the aggregate amount of mandatory prepayments of principal of the Local Term Loans during such period and (K) cash used during such period to consummate a Permitted Acquisition to the extent not financed with the proceeds of long-term Indebtedness, Equity Issuances or other proceeds from a financing transaction that would not be included in Consolidated EBITDA.

“Permitted Acquisition Earn-Out” means collectively, the obligation of the Borrower or any of its Subsidiaries or Affiliates to (i) pay, after the initial closing of any Permitted Acquisition, any amount in the form or nature of post-closing contingent consideration (other than such contingent consideration consisting of working capital adjustments, net asset adjustments and other similar post-closing adjustments) to any seller under such Acquisition transaction (or any of its assignees), pursuant to any provision of the respective Permitted Acquisition Documents and/or (ii) pay to the seller in respect of such Permitted Acquisition that portion of the purchase price thereof retained by the Borrower or the applicable Subsidiary at the time of the initial closing of such Permitted Acquisition which the Borrower or such Subsidiary is required pursuant to the terms of the applicable Permitted Acquisition Documents to pay to such seller in respect of such Permitted Acquisition on a date or dates occurring after such initial closing as designated in, and in accordance with the terms of, such Permitted Acquisition Documents.

“Permitted Restructuring Charges” means restructuring charges, determined in accordance with GAAP, to achieve cost savings and synergies, including such restructuring charges in conjunction with Permitted Acquisitions (including the AHI Acquisition and the THG Acquisition) and the Jarden Corporate Restructurings (as defined in the Third Amendment).

(b) Clause (b)(viii) of the defined term “Consolidated EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(viii) Permitted Restructuring Charges paid in cash in an aggregate amount not to exceed $45,000,000 and non-recurring, non-cash Permitted Restructuring Charges, in each case, to the extent incurred on or prior to December 31, 2006,

(c) Clause (m) of Section 7.03 (Indebtedness) is hereby amended and restated in its entirety to read as follows:

Indebtedness arising under Factoring Arrangements in an aggregate outstanding principal amount not to exceed $20,000,000; and

(d) Clause (h) of Section 7.07 (Restricted Payments) is hereby amended and restated in its entirety to read as follows:

the Borrower may repurchase shares of its common stock at any time prior to the Term Loan Maturity Date, in an aggregate amount not to exceed $186,000,000; provided, however, that no such repurchase shall be permitted unless both immediately before and after the making of any such repurchase no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(e) Clause (a) of Section 7.13 (Financial Covenants) is hereby amended and restated in its entirety to read as follows:

Total Leverage Ratio. At any time permit the Total Leverage Ratio determined as of the last day of any Four-Quarter Period of the Borrower set forth below to be greater than the ratio set forth below opposite such Four-Quarter Period:

Four-Quarter Period ending:	Maximum Total Leverage Ratio
December 31, 2005	4.00 to 1.00
March 31, 2006	4.25 to 1.00
June 30, 2006	4.25 to 1.00
September 30, 2006	4.00 to 1.00
December 31, 2006	4.00 to 1.00
March 31, 2007	4.00 to 1.00
June 30, 2007	4.00 to 1.00
September 30, 2007	3.75 to 1.00
December 31, 2007	3.75 to 1.00
March 31, 2008	3.75 to 1.00
June 30, 2008	3.75 to 1.00
September 30, 2008	3.50 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009 and each Four-Quarter Period ending thereafter	3.00 to 1.00

(f) Clause (b) of Section 7.13 (Financial Covenants) is hereby amended and restated in its entirety to read as follows:

Senior Leverage Ratio. At any time permit the Senior Leverage Ratio determined as of the last day of any Four-Quarter Period of the Borrower set forth below to be greater than the ratio set forth below opposite such Four-Quarter Period:

Four-Quarter Period Ending:	Maximum Senior Leverage Ratio
December 31, 2005	3.25 to 1.00
March 31, 2006	3.75 to 1.00
June 30, 2006	3.75 to 1.00
September 30, 2006	3.50 to 1.00
December 31, 2006	3.50 to 1.00
March 31, 2007	3.50 to 1.00
June 30, 2007	3.50 to 1.00
September 30, 2007	3.25 to 1.00
December 31, 2007	3.00 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	3.00 to 1.00
September 30, 2008	2.75 to 1.00
December 31, 2008	2.50 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009 and each Four-Quarter Period ending thereafter	2.25 to 1.00

Section 2.    Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a) Certain Documents. The Agents shall have received each of the following, dated as of the Effective Date (unless otherwise agreed to by the Agents), in form and substance satisfactory to Agents:

(i) this Amendment duly executed by the Borrower and the Administrative Agent;

(ii) the Consent and Agreement in the form attached hereto as Exhibit A, executed by each of the Guarantors;

(iii) the Acknowledgment and Consents, in the form attached hereto as Exhibit B (each, a “Lender Consent”), executed by the Consenting Lenders;

(iv) a copy of the notice, duly executed and delivered by a Responsible Officer of the Borrower (or by an authorized attorney at Kane Kessler, P.C., counsel to the Borrower), to each Local Agent in respect of each outstanding Local Credit Facility pursuant to the requirements of Section 5.4(c) (Matters Relating to Loan Documents) of the Local Credit Facility Intercreditor Agreement, pursuant to which the Borrower notifies each such Local Agent of the amendments contained herein, certified by a Responsible Officer of the Borrower as being a true, complete and correct copy of such notice and together with evidence reasonably satisfactory to the Agents that such notice shall have been delivered by the Borrower to such Local Agents at least three Business Days prior to the Effective Date;

(v) a certificate of a Responsible Officer certifying that the relevant Local Credit Facility Documents in respect of each outstanding Local Credit Facility shall have been amended or otherwise modified on the same terms as set forth in this Amendment (subject, if applicable, to only those modifications as are required by applicable law); and

(vi) such additional documentation as the Consenting Lenders may reasonably require.

(b) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in all respects to the Agents and the Required Lenders.

(c) Representations and Warranties; No Defaults. The Agents, for the benefit of the Agents and the Lenders, shall have received a certificate of a Responsible Officer of the Borrower certifying that both before and after giving effect to this Amendment:

(i) each of the representations and warranties set forth in Article V (Representations and Warranties) of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment; and

(ii) no Default or Event of Default shall have occurred and be continuing, either on the date hereof or on the Effective Date.

Section 3.    Certain Covenants and Agreements.

(a) Repayment of the Term Loans. The Borrower hereby covenants and agrees to repay the Term Loans in Dollars in an aggregate principal amount equal to (i) $26,000,000, due and payable no later than one (1) Business Day following the Effective Date, and in the event that such repayment is applied to the repayment of Eurodollar Rate Loans, such repayment shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05 (Funding Losses) of the Credit Agreement.

(b) Consenting Lender Fees. The Borrower hereby covenants and agrees to pay to the Administrative Agent for the account of each Consenting Lender for which the Administrative Agent shall have received (by facsimile or otherwise) an executed Lender Consent on or prior to 5:00 PM New York time on Friday, February 24, 2006 (or such later date as the or time as the Administrative Agent and the Borrower may agree), an amendment fee in Dollars equal to 0.10% of the aggregate principal amount of the Commitments and Term Loans provided by each such Consenting Lender, due and payable to the Administrative Agent no later than one (1) Business Day following the Effective Date.

Section 4.    Representations and Warranties. The Borrower, on behalf of itself and the other Loan Parties, hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all requisite corporate or other action on the part of such Loan Party and will not violate any of the certificates of incorporation or by-laws (or equivalent Constituent Documents) of such Loan Party.

(b) This Amendment has been duly executed and delivered by each Loan Party, and each of this Amendment and the Credit Agreement as amended or otherwise modified hereby constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar Laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at Law or in equity).

Section 5.    Reference to and Effect on the Loan Documents.

(a) As of the Effective Date, each reference in the Credit Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement or such other Loan Document as amended by this Amendment.

(b) Except to the extent amended hereby, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except to the extent amended or otherwise modified hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default or any right, power, privilege or remedy of any Agent, any Lender or any L/C Issuer under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d) The Borrower hereby confirms that the security interests and Liens granted pursuant to the Loan Documents continue to secure the Obligations and that such security interests and Liens remain in full force and effect.

Section 6.    Costs and Expenses. As provided in Section 10.04 (Attorney Costs, Expenses and Taxes) of the Credit Agreement, the Borrower agrees to reimburse the Agents for all reasonable fees, costs and out-of-pocket expenses due and payable by the Borrower pursuant to the Loan Documents, including such costs and expenses (including Attorney Costs) for advice, assistance, or other representation in connection with the preparation, execution and delivery of this Amendment.

Section 7.     Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 8.     Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 9.     Severability. The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 10.     Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

Section 11.    Waiver of Jury Trial. Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Amendment or any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed on the date set forth above.

JARDEN CORPORATION, as Borrower

By:	/S/ DESIREE DESTEFANO
Name: Desiree DeStefano
Title: Executive Vice President of Finance and Treasurer

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/S/ CEDRIC M. HENLEY
Name: Cedric M. Henley
Title: Managing Director

By:	/S/ DEAN J. DECKER
Name: Dean J. Decker
Title: Managing Director

CITICORP USA, INC., as Syndication Agent

By:	/S/ MYLES KASSIN
Name: Myles Kassin
Title: Vice President